Exhibit 10.1

GLOBAL INDEMNITY

CORRECTED DESCRIPTION OF EMPLOYMENT ARRANGEMENT WITH

JOSEPH R. LEBENS

The description set forth below summarizes the employment arrangement with Joseph R. Lebens.

POSITION & TITLE:	Executive Vice President and Chief Underwriting and Actuarial Officer

INITIAL TERM:	December 6, 2011 through December 31, 2015.

SALARY, SIGNING & ANNUAL BONUS OPPORTUNITY &
STOCK OPTIONS:	Mr. Lebens is entitled to an annual base salary of not less than $330,000. Mr. Lebens’ was awarded a signing bonus of $200,000 payable in March 2012. This signing bonus is payable 50% in cash and 50% in restricted shares. If Mr. Lebens leaves within 12 months, he forfeits the shares and must repay the $100,000 cash portion of the signing bonus.

Mr. Lebens’ yearly bonus opportunity is based on achieving underwriting income, premium volume, and underwriting profitability targets, subject to a truing up. Mr. Lebens’ has a yearly target bonus opportunity of $200,000, which is payable 50% in cash and 50% in restricted shares. Restricted stock awards vest 33 1/3% per year over three years, subject to an accident year true-up of bonus year underwriting results as of the third anniversary of the share award. Yearly bonus opportunity is subject to continued employment.

Mr. Lebens was awarded options to acquire 100,000 Global Indemnity plc A ordinary shares, with an exercise price equal to $18.50. The options vest at a one-fourth rate on each of December 31, 2012, December 31, 2013, December 31, 2014, and December 31, 2015. The shares issuable upon exercise of the options are subject to forfeiture based on a true up on the third anniversary of such vesting year.

EMPLOYEE BENEFITS:	Mr. Lebens is eligible to participate in all existing and future employee benefit plans, (e.g. pension and retirement, savings, medical, health and accident, life, disability) that are available to other senior executives of Global Indemnity. Four weeks paid vacation. Mr. Lebens is entitled to reimbursement of expenses for commuting to Philadelphia and housing at a reasonable price.

TERMINATION:	Mr. Lebens’ employment may be terminated at any time by us with or without cause or by Mr. Lebens at any time.

If Mr. Lebens’ employment is terminated for cause, Mr. Lebens would receive all accrued, but unpaid, base salary and any vesting of restricted shares and/or options would cease.

“Cause” means (1) the engaging by Mr. Lebens in any malfeasance, incompetence, gross misconduct, gross negligence, or fraud, (2) Mr. Lebens is officially charged with or indicted for a felony criminal offense involving moral turpitude, (3) Mr. Lebens failing to follow the lawful written instructions of the Board of Directors, including a committee thereof and the Chairman of the Board, and (4) violating any of Global Indemnity’s material policies, including Global Indemnity’s corporate governance and ethics guidelines, conflicts of interest policies and code of conduct and similar policies applicable to all of Global Indemnity’s employees and senior executives.

If Mr. Lebens is terminated without cause, he is entitled to severance payments equal to six months of his base salary subject to the execution of a general release.

DISPUTES:	All disputes among Mr. Lebens and Global Indemnity (including affiliates) shall be resolved by a single arbitrator via a JAMS arbitration (including the internal JAMS appeal process) in New York City. Mr. Lebens and Global Indemnity shall each be responsible for their respective attorneys fees and the costs/expenses associated with the arbitration (and the there may be no award of attorneys fees or costs/expense). The governing law shall be that of the State of New York.

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